EXHIBIT 99.1

Garmin Acquires Location Based Service Provider Digital Cyclone, Inc.

CAYMAN ISLANDS January 5, 2007/PR Newswire — Garmin Ltd. (Nasdaq: GRMN) announced today that it has acquired location based services provider Digital Cyclone Inc. (“DCI”) for $45 million in cash. The acquisition is expected to be accretive to Garmin Ltd. earnings in 2007.

DCI has been an early mover in the emerging location based services market offering weather solutions for consumers, outdoor enthusiasts, and pilots on a subscription based model that are delivered to customers in partnership with top national wireless carriers as well as regional carriers. DCI is located in Minnetonka, Minnesota and employs approximately 20 people including management, marketing/sales, and product development.

“DCI has been a pioneer and a leader in the emerging location based services market,” said Dr. Min Kao, chairman and CEO of Garmin Ltd. “This acquisition not only broadens our LBS product offerings but also expands our capability in the area of wireless application development, marketing, and distribution. DCI’s expertise in real-time weather content delivery will one day benefit products in our aviation, outdoor, and marine markets.”

“This acquisition opens up significant new opportunities for both DCI and Garmin in the LBS market,” said Craig Burfeind, CEO of DCI. “We look forward to sharing expertise and technologies between Garmin and DCI in order to expand our product offerings and lead the market in innovation,” said Burfeind.

DCI currently offers its My-Cast 5 application for mobile phones through major national and regional wireless carriers. My-Cast 5 offers graphical weather, customizable weather presentations, and alerts to users who want to know how weather might affect their daily lives. In addition DCI offers its Pilot My-Cast application for mobile phones which delivers weather content to aviators. Pilot My-Cast is a unique product offering that combines DCI’s knowledge of aviation and their passion for delivering quality weather content. In addition, DCI provides white-label applications based on My-Cast technology to other national brands.

DCI will operate as a subsidiary of Garmin Ltd. The company will retain its management, R&D, and supporting staff and will continue to be located at its current Minnesota headquarters.

Through its operating subsidiaries, Garmin Ltd. Offers position and navigation solutions - most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin currently offers leading solutions in the location based services market such as Garmin MobileTM providing turn-by-turn utility to mobile phone users and the Garmin LBS ToolkitTM for 3rd party wireless application developers. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin, Digital Cyclone and My-Cast are registered trademarks, and Garmin Mobile, and Garmin LBS Toolkit are trademarks of Garmin Ltd. or its subsidiaries.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. All statements regarding the company’s future product introductions are forward-looking statements. Such statements are based on management's current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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